Exhibit 99.1

Long Island Iced Tea Corp. Announces Preliminary 2015 Fourth Quarter and 2015 Fiscal Year Net Sales and Detailed Historical Quarterly Net Sales Information

2015 Fourth Quarter Net Sales Increase 113% Year-over-Year Driven by Continued Strong Growth

Hicksville, NY (January 21, 2016) — Long Island Iced Tea Corp. (OTCBB: LTEA) (the “Company”), a growth-oriented company focused on the ready-to-drink (“RTD”) tea segment in the beverage industry, today reported preliminary unaudited net sales results for the three and twelve month periods ended December 31, 2015. These preliminary results are subject to completion of the Company’s audit and other financial and accounting procedures. The Company intends to regularly announce quarterly and yearly net sales figures in the future.

The following table outlines quarterly net sales from inception to December 31, 2015, as well as net sales excluding Costco from inception of the Company to December 31, 2015. In certain periods, the Company devised a strategy to build brand awareness through in-store marketing and roadshows (as opposed to sales growth). This included roadshows at Costco stores. Net sales information relating to Costco may not be indicative of net sales if the Company was seeking to maximize sales through Costco. Accordingly, the Company believes it is appropriate to provide information both including and excluding net sales to Costco.

Philip Thomas, CEO of the Company said, "The fourth quarter of 2015 was another outstanding quarter for the Company. Continued strong growth of our brand, as well as entry into gallon package sizes, resulted in substantial revenue growth. Although we anticipate reporting a loss for the year once our 2015 financial statements are finalized, we believe that our business is well positioned to deliver strong growth in 2016 and beyond."

Note: Net sales figures listed below are shown after being reduced by all promotional rebates issued to distributors and customers.

	2011			2012				2013				2014				2015
(Dollars in Thousands)	Q2	Q3	Q4	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4
Total Net Sales	$62	$77	$99	$108	$361	$376	$158	$181	$316	$220	$170	$174	$753	$583	$234	$265	$676	$457	$500
YoY Growth - Quarterly					480%	390%	59%	67%	(13%)	(42%)	7%	(4%)	138%	166%	38%	52%	(10%)	(22%)	113%
YoY Growth - LTM								211%	60%	(7%)	(12%)	(18%)	28%	92%	97%	109%	34%	(3%)	9%

Costco Inline Net Sales	-	-	-	-	-	-	-	-	-	-	-	-	$216	$136	-	-	-	-	-
Costco Roadshow Net Sales	-	-	-	-	-	-	$15	-	$30	$20	$(1)	-	157	52	-	-	$76	$42	-

Total Net Sales (Excl. Costco)	$62	$77	$99	$108	$361	$376	$143	$181	$286	$200	$170	$174	$380	$394	$234	$265	$600	$414	$500
YoY Growth - Quarterly					480%	390%	44%	67%	(21%)	(47%)	20%	(4%)	33%	97%	37%	52%	58%	5%	113%
YoY Growth - LTM								206%	53%	(14%)	(15%)	(22%)	(6%)	38%	41%	53%	61%	35%	50%

	Fiscal Year Ending December 31,
(Dollars in Thousands)	2011	2012	2013	2014	2015
Total Net Sales	$238	$1,004	$886	$1,744	$1,897
YoY Growth			(12%)	97%	9%

Costco Inline Net Sales	-	-	-	$353	-
Costco Roadshow Net Sales	-	$15	49	209	$118

Total Net Sales (Excl. Costco)	$238	$988	$837	$1,182	$1,779
YoY Growth			(15%)	41%	50%

Net sales highlights for the year ended December 31, 2015:

•	Estimated net sales excluding Costco increased 50% to $1,778,860 for 2015, as compared to $1,182,408 in 2014, due to an increase in distribution and introduction of gallon package sizes to a small number of key retailers.
•	Estimated net sales excluding Costco for 2015 was negatively impacted by one of the Company’s major customers with 200+ locations, The Great Atlantic & Pacific Tea Company (also referred to as A&P), filing for bankruptcy during the third quarter of 2015. The Company forecasted $300,000 of net sales in the third quarter of 2015 from A&P, which did not materialize.

•	Estimated net sales excluding Costco increased 113% to $500,000 for the fourth quarter of 2015, as compared to $234,239 for the comparable prior-year period, primarily due to the introduction of gallon package sizes which materially began in October 2015 (first gallon related advertising based launch) to a small number of key retailers.
•	Estimated net sales including Costco increased 9% to $1,897,244 for 2015, as compared to $1,744,440 in 2014.

Net sales highlights for the year ended December 31, 2014:

•	Net sales growth during 2014 was primarily due to the Company receiving financing from key shareholders to fund revenue and distribution growth.
•	Net sales including Costco increased 97% to $1,744,440 for 2014, as compared to $886,061 for 2013.
•	Net sales excluding Costco increased 41% to $1,182,408 for 2014, as compared to $837,145 for 2013.

Net Sales highlights for the year ended December 31, 2013:

•	Net sales including Costco decreased 12% to $886,061 for 2013, as compared to $1,003,502 for 2012, primarily due to management’s focus on enhancing and shifting its distribution network to stronger distributors and improving the Company’s internal infrastructure.

About Long Island Iced Tea Corp.

Headquartered in Long Island, New York, Long Island Iced Tea Corp. operates in the ready-to-drink tea segment of the beverage industry. The Company has developed non-alcoholic, premium iced tea bottled beverages made with quality ingredients that are offered at an affordable price. The Company is currently organized around its flagship brand Long Island Iced Tea, a premium, ready-to-drink iced tea sold primarily on the East Coast of the United States through a network of distributors. The Company’s website is www.longislandicedtea.com.

Forward Looking Statements

This press release includes forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 including statements regarding expectations relating to results based on preliminary, unaudited data that involve risks and uncertainties. Forward-looking statements are statements that are not historical facts. Such forward-looking statements, based upon the current beliefs and expectations of the Company’s management, are subject to risks and uncertainties, which could cause actual results to differ from the forward-looking statements. The expectations regarding preliminary financial data included in this release are also subject to completion of the Company’s audit and other financial and accounting procedures. The preliminary results may differ from the actual results that the Company reports following completion of such procedures.

Forward-looking statements are inherently uncertain and subject to a variety of events, factors and conditions, many of which are beyond the control of the Company and not all of which are known to the Company, including, without limitation those risk factors described from time to time in the Company’s reports filed with the SEC. Among the factors that could cause actual results to differ materially are: inability to achieve projected results; inability to protect intellectual property; inability to effectively manage growth; failure to effectively integrate the operations of acquired businesses; competition; loss of key personnel; increases in costs of operations; continued compliance with government regulations; general economic conditions; lack of capital necessary to expand its operations into the alcohol segment; and the possibility that the Company determines not to enter into the alcohol segment for any reason. Most of these factors are outside the control of the Company and are difficult to predict. The information set forth herein should be read in light of such risks. The Company assumes no obligation to update the information contained in this press release except as required by law.

Contacts:

For Investors

Phil Thomas

Long Island Iced Tea Corp.

1-855-542-2832

info@longislandteas.com